NATIONAL ENERGY GROUP, INC.

                                February 4, 1997



Mr. Willard Pease, Jr.
President
Pease Oil and Gas Company
751 Horizon Court, Suite 203
P.O. Box 60219
Grand Junction, Colorado 81506-8758

Re:      Letter Agreement
         Prospect Participation
         NEG Exploration Prospects

Dear Mr. Pease:

Pursuant to our discussions, this Letter Agreement shall act to express the mutual understanding and agreement by and between National Energy Group, Inc. ("NEG") and Pease Oil and Gas Company ("Pease") with respect to participation in various oil and gas exploration prospects of NEG (individually "Prospect" and collectively "Prospects") as more particularly described on Exhibit "A", attached hereto and incorporated herein, and subject to the terms and conditions hereof.

         NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Prospects. NEG and Pease agree that Pease shall have the right and the obligation to participate in those certain Prospects for the interest shown as described on Exhibit "A", which the parties agree may be amended from time to time. Notwithstanding anything to the contrary, it is the intention of the parties, unless otherwise specifically agreed in writing, the term "Prospect" as used herein shall be limited to those Prospects generated by Sandefer Oil & Gas, Inc. and/or Mr. Charles M. Meeks; provided that Nueces Offshore (Mustang Island Exploration)/Texas described on Exhibit "A" shall be included in the term "Prospects" for all purposes contained herein.

Mr. Willard Pease, Jr.
President
Pease Oil and Gas Company
February 4, 1997
Page Two



2. Participation. The parties agree that Pease's participation in any Prospect shall be on a promoted basis of 1/3 for1/4interest to the casing point of the initial well in each Prospect, plus 1/3 for1/4of the actual prospect fees and land acquisition costs of each Prospect. The interest acquired by Pease hereunder shall be burdened by its proportionate share of any overriding royalty interest in favor of Sandefer Oil & Gas, Inc., its successors and assigns (collectively, "SOG"), but shall not be burdened by any back-in interest in favor of SOG. The AFE put forth by NEG for each Prospect shall be the basis of any promote to Pease described herein; provided that the interest of Pease acquired in each Prospect shall not be "promoted" by NEG on any basis other than 1/3 for1/4as described above. It is further understood and agreed that in the event NEG should sell any such Prospect under more favorable terms to another party purchaser other than Pease, then in such event, Pease shall be entitled to participate in such Prospect under the same terms and conditions as any such other purchaser.

3. Commitment. Pease agrees to participate, and NEG agrees to offer participation to Pease in each of NEG's Prospects for a minimum interest equal to one-eighth (1/8) of one hundred percent (100%) for any such Prospect; provided that the obligation and commitment of Pease described herein shall be limited as follows: (i) in the event Prospect "dry hole costs" in the aggregate for each one year term during the term of this Letter Agreement shall exceed the amount of FIVE MILLION DOLLARS ($5,000,000.00), Pease shall have the right, but not the obligation, to participate in additional Prospects of NEG during such year and (ii) notwithstanding any election by Pease with respect to Prospect "dry hole costs" described above, all rights and obligations described herein shall continue in full force and effect during the next succeeding year for so long as this Letter Agreement and any extensions or renewals hereof shall remain in effect. The term "dry hole costs" as used herein shall be defined as land acquisition costs, plus estimated costs of drilling the initial well through plugging and abandonment.

     3.1 Future NEG Prospects. The parties further agree that Pease shall have the obligation to participate in any future Prospects of NEG pursuant to the same terms and conditions as described above, and Exhibit "A" shall be amended from time to time to reflect such participation.

Mr. Willard Pease, Jr.
President
Pease Oil and Gas Company
February 4, 1997
Page Three



     3.2  Third  Party  Prospects.  It is  also  agreed  that in the  event  NEG participates in a Prospect of a third party ("Third Party Prospect") then in such event, Pease shall be entitled to participate in such Third Party Prospect in which NEG is the Operator for up to one-eighth (1/8) of the interest acquired by NEG, subject to Pease paying its proportionate share of the costs and accepting the same terms and conditions upon which NEG obtained its interest. In the event NEG is a non-Operator in any such Third Party Prospect, NEG and Pease agree to use commercially reasonable best efforts to enable Pease to participate for the one-eighth (1/8) interest described in this Paragraph 3.2. Pease shall have ten (10) working days following notice by NEG of an opportunity to participate in a Third Party Prospect in which to complete its due diligence and give written notice to NEG of its intent to participate in such Third Party Prospect. Pease's failure to timely res pond in writing within such ten (10) day period shall be deemed by NEG to be an election not to participate in such Third Party Prospect.

4. Term. The initial term of this Letter Agreement shall be for a period of two (2) years, commencing as of the date first written hereinabove and ending on February 3, 1999 at 12:00 A.M. Central Time.

5. Related Agreements. The parties hereto further agree that all operations on the jointly owned acreage shall be conducted pursuant to the terms of a Participation Agreement and AAPL Form 610 1982 Joint Operating Agreement, as modified, which shall be mutually agreed upon by all the working interest participants in the Prospect, designate NEG as operator, contain a mutually agreeable area of mutual interest to include the Prospect and provide for mediation and arbitration in the event of a dispute among the joint interest owners.

6. First Right of Refusal. If at any time Pease decides to sell a portion of its interest in any Prospect to any party (other than to a subsidiary or affiliate of Pease) it shall first notify NEG in writing that such interest is for sale (the "Offered Interest"). NEG shall then have thirty (30) days from receipt of such notice in which to make an offer in writing to purchase the Offered Interest. NEG's failure to timely respond in writing within such thirty (30) day period shall be deemed by Pease to be an election by NEG not to make an offer to purchase the Offered Interest. Upon receipt of NEG's offer to purchase the Offered Interest, Pease shall then have ten (10) working days thereafter in which to accept or reject in writing NEG's offer. Pease's failure to timely respond in writing within such ten (10) working day period shall be deemed by NEG to be an election by Pease to accept NEG's offer to purchase the Offered Interest.

Mr. Willard Pease, Jr.
President
Pease Oil and Gas Company
February 4, 1997
Page Four



     In the event Pease gives NEG timely notice in writing of its rejection of NEG's offer to purchase the Offered Interest, Pease shall thereafter be free to sell the Offered Interest to any other party; provided that in no event shall Pease have the right to sell the Offered Interest to any such party for an amount equal to or less that the amount offered by NEG. The parties hereto agree that notwithstanding any other provision contained herein, this Paragraph 6 shall not apply to successors and assigns of NEG, except for subsidiaries or affiliates which may become successors or assigns of NEG.

7. Drilling Obligations. During the term of this Letter Agreement, NEG shall propose operations for each of the Prospects described on Exhibit "A" and agrees that the initial well for each such Prospect shall be spudded on or before the end of such term. In the event NEG has not spudded the initial well on one or more of the Prospects prior to the expiration of the term of this Letter Agreement, Pease shall have the right to withdraw its participation from any such Prospect not spudded as of the expiration date.

8. CHOICE OF LAW. THIS LETTER AGREEMENT, THE LEGAL RELATIONSHIP OF THE PARTIES AND ALL RIGHTS AND OBLIGATIONS HEREUNDER SHALL BE GOVERNED BY AND INTERPRETED, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REFERENCE TO THE LAWS OF ANY OTHER JURISDICTION.

9. Mediation/Arbitration. In the event of a dispute between the parties to this Letter Agreement, the parties agree to participate in good faith negotiations in mediation in Dallas, Texas with a mediator experienced in oil and gas transactions certified by the American Arbitration Association or comparable organization, the costs of such mediator to be borne equally by each of the parties. In the event a resolution is not agreed, the parties further agree to participate in binding arbitration in Dallas, Texas with arbitrator(s) experienced in oil and gas transactions pursuant to the rules of the American Arbitration Association or similar organization, the costs of which may be awarded to the prevailing party together with a binding and nonappealable judgment on the award which may be entered in any court having competent jurisdiction.

10. Notices. Any notice required hereunder shall be in writing; delivered to or sent by U.S. Mail, postage pre-paid, or nationally recognized commercial carrier service, postage or delivery charges pre-paid, or by telecopy with a copy delivered to the U.S. Mail, postage pre-paid, addressed as follows (or such other address as may be specified by five (5) days prior written notice to the other party hereto):

Mr. Willard Pease, Jr.
President
Pease Oil and Gas Company
February 4, 1997
Page Five


     NEG:                                    PEASE:

     National Energy Group, Inc.             Pease Oil and Gas Company
     4925 Greenville Avenue                  751 Horizon Court, Suite 203
     Suite 1400                              P.O. Box 60219
     Dallas, Texas 75206-4095                Grand Junction, Colorado 81506-8758
     Attn:    Mr. William T. Jones           Attn:    Mr. Willard Pease, Jr.
              Senior Vice President          Title:   President
     Phone: (214) 692-9211                   Phone: (970) 245-5917
     Fax:     (214) 692-9310                 Fax:     (970) 243-8840

11. Assignment. This Letter Agreement shall inure to the benefit of and be binding upon NEG and Pease and their respective successors and assigns.

12. Completeness. This Letter Agreement supersedes all prior written or oral agreements and understandings between the parties and constitutes the complete agreement between the parties with respect to the subject matter hereof. This Letter Agreement cannot be modified or amended except by written instrument duly executed by NEG and Pease.

If the foregoing expresses our mutual understanding and agreement, please so indicate by executing in the appropriate space below and returning one (1) fully executed copy to the undersigned.

                                   Sincerely,
                                   National Energy Group, Inc.


                                   /s/ William T. Jones
                                   --------------------------------------
                                   William T. Jones
                                   Senior Vice President

WTJ:ljg

ACCEPTED AND AGREED this
4th day of February, 1997.

Pease Oil and Gas Company


By: /s/ Willard Pease, Jr.
    ---------------------------
Title: President

                        EXHIBIT "A" attached to and made
                     a part of that certain LETTER AGREEMENT
                   by and between National Energy Group, Inc.
                          and Pease Oil and Gas Company
                             dated February 4, 1997.



                                    PROSPECTS



Prospect Name                                       Pease Participation Interest
-------------                                       ----------------------------

Northwest Bayou Sorrel / Louisiana                         1/8
Berry Bayou / Louisiana                                    1/8
Southeast Gueydan / Louisiana                              1/8
West Grand Bayou / Louisiana                               1/8
Tiger Bayou / Louisiana                                    1/8
South Tiger Bayou / Louisiana                              1/8
Knowles / Texas                                            1/8
Robertsdale / Alabama                                      1/8
[Unnamed] / Texas                                          1/8
Nueces Offshore
     (Mustang Island Exploration) / Texas                  1/8